Exhibit 99.1

Nexvet Reports Financial Results for Second Quarter of Fiscal Year 2017

DUBLIN, Ireland – February 10, 2017 – Nexvet Biopharma (Nasdaq: NVET) today announced its financial results for the three and six month periods ended December 31, 2016.

Recent highlights:

•	Initiated pivotal field efficacy and safety studies of frunevetmab, the Company’s anti-nerve growth factor monoclonal antibody (anti-NGF mAb) in development for the control of pain associated with osteoarthritis in cats

•	Entered into a research collaboration with Genentech

•	Successfully completed preliminary in vivo immunogenicity, pharmacokinetic and safety studies for the Company’s canine anti-PD-1 immuno-oncology program

•	Delivered first clinical-scale production of ranevetmab, the Company’s canine anti-NGF mAb candidate, at the Company’s wholly-owned manufacturing facility (BioNua)

•	Signed a licensing agreement with Pfizer regarding certain anti-NGF mAb patents

“This was an important period of progress for the Company as we initiated pivotal clinical studies for frunevetmab, continued to advance our chemistry, manufacturing and controls (CMC) activities, and entered into a collaboration with Genentech, our first such agreement with a dedicated human biotech company utilizing our PETization platform,” commented Mark Heffernan, Chief Executive Officer of Nexvet.

In December 2016, the Company announced it had treated the first cat in the frunevetmab pivotal field efficacy and safety study. This study is a placebo-controlled, randomized, double-blinded study with a target enrolment of 250 cats with osteoarthritis at approximately 20 clinical sites around the United States. Enrolled cats will be randomly assigned to receive frunevetmab or placebo at a 2:1 ratio. Each cat will receive three doses, with each dose given 28 days apart. This study has received protocol concurrence from the Center for Veterinary Medicine (CVM) at the United States Food and Drug Administration (FDA) and will utilize a comparison of owner-assessed responses, before and after treatment, as its primary endpoint.

The pivotal target animal safety study, which commenced in late October 2016, is examining the safety of frunevetmab in cats according to standard International Cooperation on Harmonisation of Technical Requirements for Registration of Veterinary Medicinal Products (VICH) guidance and a protocol concurred with the CVM. Nexvet expects to report data from both studies in the fourth quarter of calendar 2017.

In support of the Company’s planned frunevetmab CMC technical section submission to the CVM, a third 200 liter batch of frunevetmab was produced during the quarter at BioNua, the Company’s wholly-owned manufacturing facility, which is also being prepared for commercial manufacturing of Nexvet’s products. A first 200 liter batch of ranevetmab was also successfully produced during the quarter.

In November 2016, the Company entered into a research collaboration with Genentech, a member of the Roche Group, involving use of the Company’s PETization platform.

During the quarter, Nexvet also successfully completed preliminary pharmacokinetic, immunogenicity and safety studies for its anti-PD-1 program in dogs. In human medicine, blocking the interactions of programmed cell death protein 1 (PD-1) and programmed cell death-ligand 1 (PD-L1) has resulted in approved therapies with attractive safety profiles that demonstrate efficacy against multiple tumor types.

Since December 31, 2016

In February 2017, the Company entered into a license agreement with Pfizer Inc. (“Pfizer”), pursuant to which the Company received a non-exclusive license to certain patents in the Pfizer portfolio for anti-NGF antibodies. The Company has agreed to pay Pfizer a $1.0 million upfront license fee, and may pay Pfizer (i) additional amounts based on regulatory and sales milestones and (ii) a low, single-digit royalty based on net sales of the Company’s anti-NGF product candidates for the life of the relevant patents.

Financial Results

As of December 31, 2016, Nexvet had cash of $20.5 million.

Three months ended December 31, 2016

For the three months ended December 31, 2016, Nexvet reported a net loss of $5.4 million, compared to $5.7 million for the three months ended December 31, 2015. Net loss per share attributable to ordinary shareholders (basic and diluted) for the three months ended December 31, 2016 was $0.46, compared to $0.49 for the three months ended December 31, 2015.

The net loss of $5.4 million for the three months ended December 31, 2016 included operating expenses of $5.2 million, reflecting $3.8 million in research and development expenses and $1.4 million in general and administrative expenses. Other expense of $0.3 million comprised an exchange loss of $1.0 million, offset by research and development income of $0.5 million and government grant income of $0.2 million.

The net loss of $5.7 million for the three months ended December 31, 2015 included operating expenses of $5.6 million, reflecting $3.8 million in research and development expenses and $1.8 million in general and administrative expenses. Other expense of $0.1 million comprised an exchange loss of $0.6 million offset by research and development income of $0.5 million.

Six months ended December 31, 2016

For the six months ended December 31, 2016, Nexvet reported a net loss of $10.5 million, compared to $9.7 million for the six months ended December 31, 2015. Net loss per share attributable to ordinary shareholders (basic and diluted) for the six months ended December 31, 2016 was $0.90, compared to $0.84 for the six months ended December 31, 2015.

The net loss of $10.5 million for the six months ended December 31, 2016 included operating expenses of $10.9 million, reflecting $7.2 million in research and development expenses and $3.7 million in general and administrative expenses. Other income of $0.4 million comprised research and development income of $1.0 million and a government grant income of $0.4 million, offset by an exchange loss of $1.0 million.

The net loss of $9.7 million for the six months ended December 31, 2015 included operating expenses of $11.2 million, reflecting $7.5 million in research and development expenses and $3.7 million in general and administrative expenses. Other income of $1.5 million comprised research and development income of $1.0 million and an exchange gain of $0.5 million.

About Nexvet (www.nexvet.com)

Nexvet is a clinical-stage biopharmaceutical company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization platform is designed to rapidly design monoclonal antibodies (mAbs) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Nexvet is leveraging diverse global expertise and incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and conducts manufacturing in Ireland.

Further information

Investors	Company
Candice Knoll	Damian Lismore
Blueprint Life Science Group	CFO, Nexvet Biopharma plc
+1 415-375-3340 Ext. 4	+61 417-351-272 (Aus.)
cknoll@bplifescience.com	damian.lismore@nexvet.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2016	June 30, 2016
Assets
Current assets
Cash	$20,482	$31,481
Other income receivable	1,265	2,201
Prepaid expenses and other	1,438	1,280

Total current assets	23,185	34,962

Noncurrent assets
Other income receivable	563	251
Prepaid expenses and other	108	129

Total noncurrent assets	671	380

Property, plant and equipment, net	5,083	4,908
Intangible assets, net	71	74

Total assets	$29,010	$40,324

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$851	$1,729
Accrued expenses and other liabilities	1,951	3,295
Deferred income	23	23

Total current liabilities	2,825	5,047

Noncurrent liabilities
Accrued expenses and other liabilities	72	104
Deferred income	23	37

Total noncurrent liabilities	95	141

Total liabilities	$2,920	$5,188

Commitments and contingencies (Note 12)
Shareholders’ equity
Ordinary shares, $0.125 nominal value per share, 100,000,000 shares authorized as of December 31 and June 30, 2016—11,752,302 and 11,565,133 shares issued and outstanding as of December 31 and June 30, 2016, respectively	$1,469	$1,446
Euro deferred shares, €100 nominal value per share, 400 shares authorized as of September 30 and June 30, 2016—400 shares issued and outstanding as of September 30 and June 30, 2016, respectively	13	13
Additional paid-in capital	82,951	82,030
Accumulated other comprehensive loss	(4,816)	(5,333)
Accumulated deficit	(53,527)	(43,020)

Total shareholders’ equity	26,090	35,136

Total liabilities and shareholders’ equity	$29,010	$40,324

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenue
Other	$—	$—	$—	$—

Total revenue	—	—	—	—

Operating Expenses
Research and development	3,753	3,790	7,219	7,515
General and administrative	1,407	1,779	3,640	3,649

Total operating expenses	5,160	5,569	10,859	11,164

Loss from operations	(5,160)	(5,569)	(10,859)	(11,164)
Other Income (Expense)
Research and development income	459	457	970	1,023
Government grant income	181	—	356	4
Exchange (loss) gain	(953)	(618)	(1,034)	410
Interest income	31	39	60	76

Net loss	$(5,412)	$(5,691)	$(10,507)	$(9,651)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.46)	$(0.49)	$(0.90)	$(0.84)

Weighted-average ordinary shares outstanding, basic and diluted	11,740,432	11,506,236	11,721,862	11,474,394

Comprehensive Loss
Net loss	$(5,412)	$(5,691)	$(10,507)	$(9,651)
Net gain (loss) in foreign currency translation adjustments	448	597	517	(844)

Total comprehensive loss	$(4,964)	$(5,094)	$(9,990)	$(10,495)

Forward looking statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward looking statements consist of all statements other than statements of historical fact, including statements regarding our future results of operations and financial position, ability to access financing on acceptable terms or at all, results of any current or future pivotal study, future expenditures relating to our lead product candidates, time for completion of any of our studies or facilities upgrades, ability to develop our pipeline of product candidates, business strategy, prospective products, ability to successfully manufacture our own product candidates, ability to meet conditions for the receipt of government grants, time for regulatory submissions or ability to qualify for conditional licensure or obtain product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “position,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words. These forward looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors.

Factors that could cause actual results to differ materially from our expectations expressed in this report include those summarized under Risk Factors in our reports on Forms 10-Q and 10-K and the other documents we file from time to time with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. Also, forward looking statements represent management’s beliefs and assumptions only as of the date of this press release. Except as required by law, we do not intend, and undertake no obligation, to revise or update these forward looking statements or to update the reasons actual results could differ materially from those anticipated in these forward looking statements, even if new information becomes available in the future.